Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS AGREEMENT, DATED AS OF SEPTEMBER 26, 2011, IS ENTERED INTO BY AND BETWEEN HELI-ONE AMERICAN SUPPORT, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY (“HELI-ONE”), AND JOAN HOOPER, RESIDING AT [HOME ADDRESS] (THE “EXECUTIVE”).

WHEREAS, Heli-One wishes to employ the Executive, and the Executive wishes to become employed by Heli-One, in the position of SVP, Chief Financial Officer, for the benefit of the CHC Helicopter group of companies, which includes CHC Helicopter S.A. and its direct and indirect subsidiaries and associated companies, including Heli-One (together, “CHC”).

WHEREAS, Heli-One and the Executive wish to provide for the compensation to be paid to the Executive, and for other benefits, remuneration and consideration respecting the Executive’s employment as set forth herein.

WHEREAS, Heli-One and CHC possess certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below) that gives Heli-One and CHC a competitive advantage.

WHEREAS, Heli-One and CHC have developed and maintained, at substantial expense and over a considerable period of time, relationships with customers, employees and others that likewise give Heli-One and CHC a competitive advantage.

WHEREAS, in the course of the performance of the Executive’s duties and responsibilities hereunder, the Executive will be given access to, and will assist in the development and maintenance of, Heli-One’s and CHC’s Confidential Information and their relationships with customers, employees and others, and it is the parties’ intent to safeguard such Confidential Information and relationships both during and after the term of Executive’s employment with Heli-One.

WHEREAS, Heli-One’s and CHC’s reputations and present and future competitive positions are dependent upon their ability to protect their interests in such Confidential Information and relationships.

NOW, THEREFORE, in consideration of (i) Heli-One’s employment of the Executive, (ii) Heli-One and CHC providing the Executive access to Heli-One’s and CHC’s Confidential Information and relationships described herein, (iii) Heli-One and CHC providing the Executive access to specialized training, and (iv) other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Heli-One and the Executive agree as follows:

1. EMPLOYMENT.

1.1 As of the Effective Date (as defined below), the Executive shall become employed by Heli-One and shall serve as SVP, Chief Financial Officer. The Executive shall perform all duties and responsibilities commensurate with the Executive’s position and such other duties and responsibilities as may be reasonably assigned or delegated to the Executive from time to time, including duties and responsibilities with respect to CHC.

1.2 The Executive agrees to devote the Executive’s full working time and effort and attention to the business, operations and affairs of Heli-One and CHC. Except as specified in Exhibit A, the Executive will not join any additional boards or accept other external professional commitments without prior approval of the President of Heli-One, which approval shall not be unreasonably withheld.

1.3 The Executive agrees to observe and be bound by Heli-One’s Code of Ethics at all times during the term of the Executive’s employment and, where applicable, thereafter.

1.4 The Executive agrees to observe and be bound by all of Heli-One’s policies and procedures as they exist from time to time, and to observe and be bound by all agreements relating to confidentiality and non-disclosure of sensitive information that the Executive is required to sign in the course of the Executive’s duties under this Agreement and, where applicable, thereafter.

1.5 The Executive agrees that the employment relationship created hereby may be with an affiliate or affiliates of Heli-One as Heli-One may designate from time to time for the purpose of employing executives of Heli-One provided that Heli-One shall guaranty the performance of any such affiliate of its obligations to the Executive.

1.6 Heli-One and the Executive shall use all commercially reasonable efforts to obtain the necessary visas and work permits required for the Executive to perform the Executive’s duties hereunder and Heli-One shall reimburse the Executive for all reasonable expenses, including legal fees and administrative charges, incurred by the Executive in connection with obtaining such visas and/or work permits.

2. TERM OF EMPLOYMENT.

2.1 This Agreement shall be for an indefinite term commencing October 3, 2011 (the “Effective Date”) subject to the right of Heli-One or the Executive to terminate it in accordance with the provisions of paragraph 5 hereof.

3. COMPENSATION. The Executive shall be paid the following compensation during the term of the Executive’s employment pursuant to this Agreement:

3.1 Base Salary. Heli-One shall pay the Executive a base salary (the “Base Salary”) at an annual rate of USD $475,000, prorated for partial years of employment. Heli-One shall review the amount of the Executive’s Base Salary from time to time and may, in its sole discretion, consider it for increase (but not decrease, other than a decrease generally applicable to other similarly situated executives). Any such increased (or decreased) amount shall mean “Base Salary” for purposes of this Agreement. Base Salary shall be payable in accordance with Heli-One’s normal payroll practices as they exist from time to time.

3.2 Tax Equalization. The Executive shall be entitled to the benefits of Heli-One’s Tax Equalization Policy as it exists from time to time.

3.3 Vacation. The Executive shall be entitled to four (4) weeks’ vacation per annum. The vacation shall be taken at a time mutually convenient to Heli-One and the Executive and in accordance with Heli-One’s vacation policy. No more than one (1) week of unused vacation may be carried over from one year to the next.

3.4 Incentive Plans. The Executive shall be eligible to participate in the Short Term Incentive Plan (“STIP”) and the Share Incentive Plan (“SIP”) (collectively, the “Plans”) subject to the Executive’s continued satisfaction of each Plan’s eligibility requirements and other Plan terms and conditions, as they exist from time to time.

(a) The Executive shall be eligible to earn a target of 85% of Base Salary as an annual bonus (STIP Bonus) pursuant to the STIP during the initial plan year of the Executive’s employment, prorated for the portion of the plan year during which the Executive was employed by Heli-One, and subject to the attainment of performance thresholds and other STIP terms and conditions.

(b) The executive will receive a 5% ‘management promote’ under the new SIP program, which is currently pending Board review/approval. Details will be communicated in line with the roll out of this new program once Board approval is granted.

3.5 Automobile Allowance. Heli-One will provide the Executive with an automobile allowance of USD $10,800 per year and shall pay all reasonable operating costs for the use of the vehicle.

3.6 Retirement Benefits. The Executive shall be eligible to participate in Heli-One’s designated defined contribution retirement plan in accordance with the terms and conditions of that plan as it exists from time to time.

3.7 Other Benefits. The Executive shall be entitled to participate in employee insurance and other benefit plans and programs on a comparable basis as such benefits are provided generally from time to time to other similarly situated executives of Heli-One.

3.8 Sign-On Bonus. A sign-on bonus of USD $150,000 will be paid upon commencement of employment.

4. EXPENSES.

4.1 All reasonable business expenses paid or incurred by the Executive in the performance of the Executive’s duties and responsibilities hereunder shall be eligible for reimbursement in accordance with Heli-One’s expense reimbursement policy then in effect. The costs of a personal computer, cellular telephone and fax machine for the Executive’s residence, including the monthly fees related to such devices, shall be eligible for reimbursement.

5. TERMINATION. This Agreement may be terminated by Heli-One or by the Executive in accordance with the terms of this paragraph.

5.1 Definitions. For the purpose of this paragraph the following terms shall have the following meaning:

(a) “Cause” shall mean:

(i) the Executive’s continued failure (other than due to the Executive’s mental or physical incapacity) to substantially perform all of the duties and responsibilities of Executive’s position;

(ii) the Executive’s failure to comply with any of the material provisions of this Agreement;

(iii) an act of gross negligence or willful misconduct on the part of the Executive in the performance of the duties and responsibilities of the Executive’s position;

(iv) the commission by the Executive of any act constituting fraud, breach of fiduciary duty, dishonesty, or misappropriation and that causes material damage to the property or business of Heli-One or CHC; or

(v) the Executive’s admission or conviction of any offence that, in the judgment of the Board, adversely affects the reputation of Heli-One and/or CHC or the Executive’s ability to carry out the Executive’s responsibilities under this Agreement.

(b) “Good Reason” shall mean:

(i) the Executive is assigned duties inconsistent with the Executive’s position or duties hereunder and which result in a material reduction in the nature or scope of the powers, authority, functions, or duties of the Executive; or

(ii) a material decrease in the Executive’s compensation under this Agreement (other than a decrease generally applicable to other similarly situated Executives) or a failure by Heli-One to pay any material amounts due to the Executive hereunder or otherwise comply with any of the material provisions of this Agreement.

(c) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the proposed termination date.

(d) “Total Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that the Executive would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

5.2 Accrued Benefits. Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate, if applicable) shall be entitled to receive within thirty (30) days after the termination date: (a) earned but unpaid Base Salary through the termination date; (b) payment for any earned but unused vacation days; and (c) reimbursement for all business expenses properly incurred prior to the termination date, submitted in accordance with Heli-One policy no later than ten (10) days after the termination date, and not yet reimbursed. Except as otherwise provided in this paragraph 5.2, Employee shall have no further rights to any compensation or benefits under this Agreement. All other accrued and vested benefits, if any, due the Executive following the Executive’s termination of employment shall be determined and paid in accordance with the plans, policies, and practices of Heli-One.

5.3 Termination for Cause. The Executive’s employment under this Agreement may be terminated by Heli-One for Cause by giving the Executive Notice of Termination. If the sole basis for termination is subparagraph (a)(i) of paragraph 5.1, the Executive shall have ten (10) business days after such Notice of Termination is received (or such longer period as may be prescribed by the Notice of Termination) to cure the deficiency or deficiencies identified. If the Executive’s employment is terminated under this paragraph 5.3, Heli-One shall provide to the Executive the accrued benefits described in paragraph 5.2, including any death or disability benefits due, and shall have no further compensation and benefits obligations to the Executive under this Agreement.

5.4 Termination for Death or Disability. The Executive’s employment under this Agreement shall terminate upon the death of the Executive or upon the date specified by Heli-One in a Notice of Termination in connection with the Executive’s Total Disability. Although Heli-One will attempt to accommodate any disability suffered by the Executive, Heli-One and the Executive recognize it is a fundamental term of this Agreement that the Executive be able to attend meetings and conduct business in British Columbia (or future locations of a CHC head office) and to engage in reasonable business travel globally. The Executive acknowledges and agrees that, given the nature of Heli-One’s and CHC’s business and the critical importance of the Executive’s position in the operations of Heli-One and CHC, it would constitute an unreasonable accommodation on the part of Heli-One to operate without the services of the Executive for more than one hundred and twenty (120) consecutive days or for more than one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months. Further, the Executive acknowledges that it would be impractical for Heli-One to hire a replacement for the Executive, unless the replacement is hired on a permanent basis. If the Executive’s employment is terminated under this paragraph 5.4, Heli-One shall provide to the Executive (or to the Executive’s estate in the event of death) the accrued benefits described in paragraph 5.2, including any death or disability benefits due, and shall have no further compensation and benefits obligations to the Executive under this Agreement.

5.5 Termination by Heli-One Other than for Cause, Disability or Death.

(a) Heli-One may terminate the employment of the Executive for reasons other than for Cause or death or Total Disability by providing the Executive Notice of Termination, and upon such termination Heli-One shall provide to the Executive, in addition to the accrued benefits described in paragraph 5.2:

(i) A lump sum amount in lieu of any bonus payable under the STIP for the year of termination, determined as set forth below and prorated based upon the number of days in the plan year prior to the termination date, divided by 365, to be paid the same time any STIP Bonus for such plan year would have been paid had the Executive’s employment continued. The prorated bonus shall be based on the average bonus earned by the Executive under the STIP in each of the two years immediately preceding the year in which the termination occurred. In the event the Executive is terminated prior to completing two years of service, the prorated bonus shall be calculated based on the prior year bonus under the STIP and in the event the Executive is terminated prior to completing one year of service, the pro-rated bonus shall be based on the target bonus under the STIP for the uncompleted year of service;

(ii) a lump sum severance payment equal to twelve (12) months of the Executive’s then Base Salary, payable sixty (60) days following the termination date;

(iii) payment on the Executive’s behalf of the applicable premium for health care continuation coverage pursuant to COBRA for a period of twelve (12) months or until the Executive ceases to be eligible for COBRA continuation coverage, if earlier.

(b) The Executive understands and agrees that prior to receiving the payments and benefits described in this paragraph 5.5, the Executive must sign within fifty (50) days of the termination date, and not revoke, a separation agreement in a form satisfactory to Heli-One, including a general release of claims; provided, that if such fifty (50)-day period spans more than one taxable year of the Executive, any payments set forth above will be made in the second of such taxable years.

5.6 Termination by Executive for Good Reason. Upon the occurrence of a Good Reason event, at the Executive’s election, of which the Executive shall advise Heli-One by Notice of Termination within ninety (90) days of the event, and provided that the event described herein has not been remedied by Heli-One within thirty (30) days of receiving the said notice, the Executive’s employment shall terminate the 31st day after Heli-One’s receipt of the notice. Upon such termination Heli-One shall provide to the Executive, in addition to the accrued benefits described in paragraph 5.2, the benefits described paragraph 5.5(a) of this Agreement, subject to the Executive signing within fifty (50) days of the termination date, and not revoking, a separation agreement in a form satisfactory to Heli-One, including a general release of claims; provided, that if such fifty (50)-day period spans more than one taxable year of the Executive, any payments set forth above will be made in the second of such taxable year.

5.7 Resignation by the Executive without Good Reason. The Executive shall have the right to terminate the Executive’s employment upon giving Heli-One at least thirty (30) days prior written notice of resignation. Heli-One may, at its option, relieve the Executive of any or all of the Executive’s duties and responsibilities during the notice period. If the Executive’s employment is terminated under this paragraph 5.7, Heli-One shall provide to the Executive the accrued benefits described in paragraph 5.2 and shall have no further compensation and benefits obligations to the Executive under this Agreement.

5.8 No Further Payments. The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and Heli-One, the Executive shall not be entitled, by reason of the Executive’s employment with Heli-One or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for or referenced in this Agreement or in any benefit plan or policy established and maintained by Heli-One.

6. INDEMNIFICATION; INSURANCE. The Executive shall be indemnified and held harmless by Heli-One against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the Executive by virtue of any act or omission made in good faith in the course of the Executive’s duties. Heli-One shall cover the Executive under directors’ and officers’ liability insurance both during andafter the term of this Agreement in the same amount and to the same extent as it covers its other officers and its directors during and after their termination of employment or service.

7. CONFIDENTIAL INFORMATION.

7.1 The Executive acknowledges that, by reason of the Executive’s employment with Heli-One, the Executive will have access to Confidential Information, as hereinafter defined, of Heli-One and CHC that of Heli-One and CHC and CHC have spent time, effort and money to develop and acquire. For the purposes of this paragraph 7, any reference to “CHC” shall mean of Heli-One, CHC and their affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(a) any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(b) the identities of clients and customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; Customer contact personnel; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c) any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e) financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f) any information relating to the present or proposed business of CHC.

7.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

7.3 The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with CHC, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement or other duties owed to CHC, or that is required to be disclosed by court order or applicable law.

7.4 The Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.

7.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC,

including all Confidential Information which is in the Executive’s possession or under the Executive’s control, are the property of CHC and that the Executive will return same and any copies of same (including which are electronically stored in any form or format) to CHC immediately upon termination of this Agreement or at any time upon the request of CHC.

7.7 Notwithstanding the foregoing terms of this paragraph 7, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to her compensation, benefits and equity rights arising under or contemplated by this Agreement.

8. DISCLOSURE OF DISCOVERIES, IDEAS AND INVENTIONS.

8.1 Any new technology, knowledge or information developed by the Executive related to the business of Heli-One and/or CHC during the term of this Agreement shall be the exclusive property of Heli-One and/or CHC (as applicable) to the extent that such technology, knowledge or information is owned by the Executive.

8.2 The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others, during the course of the Executive’s employment with Heli-One pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and Heli-One, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of Heli-One and/or CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of Heli-One and/or CHC (as applicable) and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to Heli-One and/or CHC (as applicable). For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and Heli-One and/or CHC (as applicable) will be considered the author thereof.

8.3 The Executive shall disclose promptly to Heli-One and CHC, or to their successors or assigns, any Inventions.

8.4 The Executive hereby assigns and agrees to assign all the Executive’s rights, title and interest in the Inventions, to Heli-One and/or CHC (as applicable) or their nominee.

8.5 Whenever requested to do so by Heli-One and/or CHC, the Executive shall execute any and all applications, assignments or other instruments which Heli-One and/or CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect Heli-One’s and/or CHC’s interest in the Inventions and shall assist Heli-One and/or CHC in every proper way (entirely at Heli-One’s and/or CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

8.6 The Executive hereby waives for the benefit of Heli-One and CHC and their successors and assigns any and all moral rights in respect of any Inventions.

9. RESTRICTIONS UPON UNFAIR COMPETITION.

9.1 Executive and Heli-One agree that the restrictions set forth in this paragraph 9.1 are reasonable and necessary for the protection of Heli-One’s and CHC’s Confidential Information, trade secrets and other business interests and relationships, and that Heli-One would not have entered into this Agreement with Executive, and disclosed to Executive and/or permitted the Executive to assist in the development of Heli-One’s and CHC’s Confidential Information, trade secrets and other business interests and relationships but for Executive’s agreement to this paragraph 9.1. The Executive thus covenants and agrees that the Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, and with responsibilities the same as or substantially similar to any of the responsibilities of Executive during the last two (2) years of Executive’s employment by Heli-One (including for the benefit of CHC), directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in, a Competing Business within the Restricted Area. As used herein, the term “Competing Business” means a business of supplying global, national or local helicopter (including helicopter maintenance) services. As used herein, the term “Restricted Area” means the geographic area(s) for which Executive, during the last two years of Executive’s employment with Heli-One, had direct or oversight responsibilities or, in the event that Executive had direct or oversight responsibility during such period on a company-wide basis, the “Restricted Area” means all geographic areas in which Heli-One and CHC are or were doing business at the time of Executive’s termination.

9.2 The Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, or investor:

(a) solicit or call on for the purpose of entering into a Restricted Transaction, or provide products or services to in relation to a Restricted Transaction, any person or entity with whom Heli-One and/or CHC did business within the two (2) year period preceding the termination of Executive’s employment with Heli-One, and with whom Executive had contact for such purpose or about whom Executive had access to Confidential Information or trade secrets; or

(b) Induce or encourage any such person or entity to not do or cease doing business with Heli-One and/or CHC, or to reduce or restrict in any way the amount or nature of such business done with Heli-One and/or CHC.

As used herein, “Restricted Transaction” means a business transaction (or component thereof) involving global, national or local helicopter (including helicopter maintenance) services. Provided, however, that this subsection shall not prohibit the Executive from soliciting business from any such person or entity if the business is in no way similar to the business carried on by Heli-One and/or CHC.

9.3 The Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, or investor:

(a) solicit, induce or encourage any employee of Heli-One or CHC to leave Heli-One or CHC or to cease the Executive’s relationship with Heli-One or CHC; or

(b) Hire or attempt to hire any employee of Heli-One or CHC.

10. INJUNCTIVE RELIEF.

10.1 The Executive understands and agrees that Heli-One and CHC have a material interest in protecting their Confidential Information and trade secrets, and in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraphs 7 and 9 are reasonably required for the protection of Heli-One and CHC and their goodwill and that the Executive’s agreement to same by the execution of this Agreement are of the essence to this Agreement and constitute a material inducement to Heli-One to enter into this Agreement and to employ the Executive, and that Heli-One would not enter into this Agreement absent such an inducement.

10.2 The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to Heli-One and CHC and that Heli-One and CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to Heli-One and CHC at law or in equity, Heli-One and/or CHC (as applicable) shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.3 The parties further agree that a breach by the Executive of any of the covenants contained in paragraphs 7 and 9 will nullify and make void the obligation that Heli-One has to make the payments referred to in paragraph 5 and where such payments have already been made, the Executive agrees to reimburse Heli-One the amount paid. Where the Executive fails to reimburse Heli-One, the amount paid to the Executive shall be a debt due and owing from the Executive to Heli-One.

10.4 The parties agree that all restrictions in paragraphs 7, 8 and 9 of this Agreement are necessary and fundamental to the protection of the business of Heli-One and CHC and are reasonable and valid, and all defenses to the strict enforcement thereof by Heli-One and/or CHC are hereby waived by the Executive.

11. REPRESENTATION AND WARRANTY OF THE EXECUTIVE. The Executive represents and warrants that she is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive’s entry into the employ of Heli-One or the Executive’s performance of the terms of this Agreement, including work for CHC.

12. ENTIRE AGREEMENT.

12.1 This Agreement contains the entire agreement between Heli-One and CHC and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

12.2 The Executive acknowledges and agrees that this Agreement replaces and supersedes any previous employment agreement with Heli-One or CHC, and any prior representations made to the Executive by Heli-One or CHC.

13. ASSIGNABILITY. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of the Executive hereunder may be assigned by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives. Heli-One may assign this Agreement to CHC Helicopter S.A. or to any of its direct and indirect subsidiaries and associated companies. This Agreement shall be binding upon, and inure to the benefit of, Heli-One and CHC (and, to the extent necessary, CHC shall be considered a third-party beneficiary of this Agreement) and their successors and permitted assigns hereunder.

14. NOTICE. Any notice that may be given hereunder shall be in writing and be deemed given upon receipt (or refusal of receipt) by the Executive at the address stated above and to Heli-One at Heli-One American Support, LLC, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, with a copy to CHC Helicopter, Attention: General Counsel, 4740 Agar Drive, Richmond, BC V7B 1A3, Fax: 604-232-8359, or at such other address as either party may by similar notice designate.

15. NO THIRD PARTY BENEFICIARIES OTHER THAN CHC. Other than as set forth herein with respect to CHC, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

16. SUCCESSOR LIABILITY. Heli-One shall require any subsequent successor, whether direct or indirect, by purchase, merger, and consolidation or otherwise, to all or substantially all of the business assets of Heli-One to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Heli-One would be required to perform it if no such succession had taken place.

17. WAIVER OF BREACH. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

18. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 18 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

19. SEVERABILITY. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

20. SURVIVAL. The obligations set out in paragraph 3, 4, and 5 of this Agreement shall survive the termination of this Agreement and shall remain binding upon Heli-One until such time as such benefits are paid in full to the Executive or her estate. The obligations set out in paragraphs 6, 7, 8 and 10 of this Agreement shall survive indefinitely and the obligations set out in paragraph 9 shall survive for twelve (12) months following termination of the Executive’s employment under this Agreement.

21. CONTROLLING LAW; JURISDICTION AND VENUE; CONSTRUCTION. Except as otherwise provided in paragraph 22, this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws. The exclusive venue for any litigation between Executive and Heli-One or CHC for any dispute arising out of this Agreement shall be the state or federal courts located in Austin, Texas, and Executive hereby consents to any such court’s exercise of personal jurisdiction over the Executive for such purpose. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

22. COMPLIANCE WITH 409A. To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), so that the income inclusion provisions of Section 409A(a)(l) of the Code do not apply to Executive. This Agreement shall be interpreted and administered in a manner consistent with this intent. Without limiting the generality of the foregoing, this Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under

Code Section 409A. Notwithstanding anything in the Agreement to the contrary, if required by Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of the Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” as defined under Code Section 409A to the extent applicable. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may the Executive designate the year of payment for any amounts payable under the Agreement. Notwithstanding anything in this Agreement to the contrary, any right of Heli-One to offset or otherwise reduce any sums that may be due or become payable under the Agreement to the Executive, including by any overpayment or indebtedness of the Executive, shall be subject to limitations imposed by Code Section 409A. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

23. INDEPENDENT LEGAL ADVICE. The Executive agrees that the contents, terms and effect of this Agreement have been explained to the Executive by a lawyer and are fully understood or that the Executive has waived the right to seek legal advice but fully understands and accepts the contents, terms and affect of this Agreement.

24. COUNTERPARTS. This Agreement may be executed in one or more counterparts in .pdf format or otherwise, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

THIS SPACE LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Executive	Witness

HELI-ONE AMERICAN SUPPORT, L.L.C.

Mike Summers, SVP, Human Resources

Exhibit A

Board of Directors of Edioma

Board of Directors of TalentGuard